Mirian Graddick-Weir and Nick Read Nominated for Election to Booking Holdings’ Board of Directors

NORWALK, Conn., March 8, 2018--The Board of Directors of Booking Holdings Inc. (NASDAQ: BKNG) today announced that it has nominated for election to the Board at the company’s Annual Meeting of Stockholders in June 2018 Mirian Graddick-Weir, Executive Vice President of Human Resources of Merck & Co., and Nick Read, Group Chief Financial Officer of Vodafone Group Plc. The Board also announced that long-term Director Dr. Jan Docter will not stand for reelection in June.

Ms. Graddick-Weir has been Executive Vice President of Human Resources at Merck & Co., Inc. since 2008, where she leads human resources for one of the leading pharmaceutical companies in the world. Prior to joining Merck, she served as an Executive Vice President of Human Resources and Employee Communications at AT&T Corp. from 2004 to 2006 and served as its Executive Vice President of Human Resources from March 1999 to 2004. She has served on the board of directors of Yum! Brands, Inc. since January 2012 and serves on its Nominating and Corporate Governance Committee and its Management Planning and Development Committee.

Mr. Read was appointed Group Chief Financial Officer and member of the Vodafone Group PLC Board in April 2014. Since joining Vodafone in 2001, he has held a variety of senior roles including CFO, CCO and CEO of Vodafone Limited, the UK operating company, Regional CEO for Africa, Middle East and Asia Pacific and was a Board member of the listed companies of Vodacom, Safaricom and Vodafone Qatar, as well as Vodafone’s subsidiaries in India and Egypt and their joint ventures, VHA in Australia and Indus Towers in India. Prior to joining Vodafone, he held senior global finance positions with United Business Media Plc and Federal Express Worldwide. Mr. Read is a Fellow Chartered Management Accountant and a Chartered Global Management Accountant, with a BA (Hons) in Accounting and Finance.

“We are adding two exceptional executives with extensive backgrounds within high profile global companies in a variety of leadership roles that we believe will bring tremendous value and insight to the Booking Holdings organization. We are delighted to welcome them,” said James M. Guyette, Lead Independent Director of Booking Holdings’ Board of Directors.

“On behalf of our entire Board and leadership team, I want to thank Jan Docter for his more than ten years of loyal and consistent service.  He has been an exceptional director and an invaluable resource.  We wish him well in his future endeavors,” said Jeffery H. Boyd, Executive Chairman of Booking Holdings’ Board of Directors.

About Booking Holdings
Booking Holdings (NASDAQ: BKNG) is the world leader in online travel and related services, provided to consumers and local partners in over 220 countries and territories through six primary brands: Booking.com, priceline.com, KAYAK, agoda.com, Rentalcars.com and OpenTable. The mission of Booking Holdings is to help people experience the world. For more information visit Bookingholdings.com.